Exhibit 99.4

December 4, 2025

CPI Card Group Inc.

10368 W. Centennial Road

Littleton, CO 80127

In connection with its acquisition of 1,926,056 shares (the “Shares”) of common stock, par value $0.001 per share (the “Common Stock”), of CPI Card Group Inc., a Delaware corporation (the “Company”) from Tricor Pacific Capital Partners (Fund IV), Limited Partnership and Tricor Pacific Capital Partners (Fund IV) US, Limited Partnership (the acquisition of shares being herein referred to as the “Transaction”), the undersigned hereby agrees that without the prior written consent of the Company during the period specified in the second succeeding paragraph (the “Lock-Up Period”), the undersigned (or any affiliate of the undersigned or any person part of a “group” (within the meaning of Section 13(d)(3) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) with the undersigned or an affiliate of the undersigned) will not: (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, make any short sale or otherwise transfer or dispose of, directly or indirectly, any of the Shares; (2) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the Shares, whether any such transaction described in clause (1) above or this clause (2) is to be settled by delivery of Common Stock, in cash or otherwise; (3) make any demand for, or exercise any right with respect to, the registration under the Securities Act of 1933, as amended (the “Securities Act”), of the Shares; or (4) publicly disclose the intention to do any of the foregoing.

The undersigned agrees that the foregoing restrictions preclude the undersigned from engaging, during the Lock-Up Period, in any hedging or other transaction that is designed to or that reasonably could be expected to lead to or result in a sale or disposition of the Shares, even if the Shares would be disposed of by someone other than the undersigned. Such prohibited hedging or other transactions would include without limitation any short sale or any purchase, sale or grant of any right (including without limitation any put or call option) with respect to any of the Shares.

The Lock-Up Period will commence on the date of this lock-up agreement (this “Lock-Up Agreement”) and continue and include the date that is one (1) year after the date hereof.

In furtherance of the foregoing, the undersigned authorizes the Company and its transfer agent and registrar to decline to make any transfer of shares of Common Stock if such transfer would constitute a violation or breach of this Lock-Up Agreement.

The undersigned hereby represents and warrants that the undersigned has full power and authority to enter into this Lock-Up Agreement. All authority herein conferred or agreed to be conferred and any obligations of the undersigned shall be binding upon the successors, assigns, heirs or personal representatives of the undersigned.

[Signature Page to Follow]

Very truly yours,

TRICOR PMT25 HOLDINGS INC.

By:	/s/ Shawn Lewis
Name:	Shawn Lewis
Title:	Director

[Signature Page to Lock-Up Agreement]